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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 18, 2002


                               OWOSSO CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Pennsylvania                    0-25066                   23-2756709
----------------------------          -----------            -------------------
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)               File Number)           Identification No.)



                    P.O. Box 6660, Watertown, New York 13601
                    ----------------------------------------
                    (Address of principal executive offices)




       Registrant's telephone number, including area code (315) 782-5910



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Item 5.  Other Events

On April 18, 2002, the Company received a letter from The Nasdaq Stock Market indicating that it had determined to delist the company's common stock from The Nasdaq SmallCap Market because the company did not meet either the minimum $2,000,000 net tangible assets requirement or the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B). In addition, the letter noted that the company's common stock has not met the continued listing requirement that the bid price be a minimum of $1 per share pursuant to Marketplace Rule 4310(c)(4). Owosso has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The hearing request will defer the delisting of the company's securities pending the Panel's decision. There can be no assurance the Panel will grant the company's request for continued listing.

In the event the company's common stock is delisted from Nasdaq, such securities would become subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market. In addition, trading, if any, would be conducted in the over-the-counter market on the OTC Bulletin Board, which was established for securities that do not meet Nasdaq listing requirements, or in the so-called "pink sheets." Consequently, purchasing and selling the company's common stock would be more difficult because smaller quantities of securities could be bought and sold, transactions could be delayed, and the initiation or continuation of security analyst coverage and news media coverage of Owosso may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for the company's common stock.

As a result of the Job Creation and Worker Assistance Act of 2002, the company has been able to recover federal tax refunds by carrying back recent net operating losses to earlier years in which the company paid federal income taxes. The total federal tax refund is expected to amount to approximately $5.0 million, of which $4.6 million has already been received. The tax refunds are being used to the reduce the Company's outstanding bank debt, having the effect of increasing stockholders' equity by approximately $4.3 million.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             OWOSSO CORPORATION

Date:  April 26, 2001                        By:  /s/ George B. Lemmon, Jr.
                                                  -------------------------
                                                  George B. Lemmon, Jr.
                                                  President and CEO